UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) – June 24, 2024

SIFCO Industries, Inc.
(Exact name of registrant as specified in its charter)

Ohio	1-5978	34-0553950
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

970 East 64th Street, Cleveland Ohio		44103
(Address of principal executive offices)		(ZIP Code)
Registrant’s telephone number, including area code: (216) 881-8600
N.A.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	SIF	NYSE American

Item 5.02	Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Chief Executive Officer.

As reported on Form 8-K filed by SIFCO Industries, Inc., an Ohio corporation (the “Company”), with the Securities and Exchange Commission on May 14, 2024, Peter W. Knapper notified the board of directors (the “Board”) of the Company of his desire to retire to pursue other interests. Mr. Knapper intended to resign from his position as President and Chief Executive Officer of the Company effective as of December 31, 2024. In light of the notice delivered by Mr. Knapper, the Board commenced efforts to identify a successor to serve as Chief Executive Officer of the Company.

The Board authorized the Company to extend an offer of employment to Mr. George Scherff to succeed Mr. Knapper as Chief Executive Officer of the Company pursuant to the terms and subject to the conditions set forth in an offer letter delivered to Mr. Scherff on June 25, 2024 and accepted by Mr. Scherff on June 26, 2024 (the “Offer Letter”). Pursuant to the Offer Letter, Mr. Scherff will be appointed as the Chief Executive Officer of the Company effective as of July 8, 2024 (the “Start Date”). Commencing on the Start Date, Mr. Scherff’s annual base salary will be set at $300,000, and he will be eligible for an annual incentive cash bonus with a target amount of 35% of his base salary in accordance with the performance incentive plan of the Company. Mr. Scherff will be eligible to participate in the Company’s 401(k) plan and such other welfare benefit plans in which other Company employees are eligible to participate. Mr. Scherff will enter into a customary Non-Disclosure, Non-Solicitation and Non-Competition Agreement with the Company.

Mr. Scherff, 81, has successfully led middle-market organizations through periods of growth and transition and most recently served as a consultant, providing services to various companies with a focus on operational improvement. Mr. Scherff also served as CEO for Thermal Systems Manufacturing, Paradigm Packaging, Lund International, ABC Truck Body, and Hartzell Manufacturing following its merger with Continental Metal Specialties.

The foregoing summary of the material terms of the Offer Letter is qualified in its entirety by the terms of the Offer Letter, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Mr. Peter Knapper’s Retirement.

With Mr. Scherff stepping into the Chief Executive Officer role, Mr. Knapper will advance his retirement from his position as President and Chief Executive Officer of the Company to be effective as of July 8, 2024.

In connection with the foregoing, the Company entered into a Retirement Agreement and Release of Claims (the “Retirement Agreement”) with Mr. Knapper on June 24, 2024. Under the terms of the Retirement Agreement, the Company will continue to pay Mr. Knapper’s current Base Salary through December 31, 2024. Mr. Knapper will receive (i) a discretionary cash bonus in the amount of $125,000, which bonus shall be paid on or before November 30, 2024; and (ii) a lump sum cash payment in the amount of $45,100 paid on or before December 31, 2024. Mr. Knapper will receive no other compensation or bonus payments in connection with his employment. Mr. Knapper will continue to participate in current medical benefits through December 31, 2024 at the Company’s cost. Thereafter, he will be eligible to elect COBRA.

In consideration of Mr. Knapper’s years of service to the Company and the general release of claims and other covenants set forth in the Retirement Agreement, the Company has agreed to allow Mr. Knapper to vest in certain unvested retention share awards in accordance with the following: (i) 5,586 unvested retention shares issued during the 2022 fiscal year will vest on November 21, 2024; (ii) 3,335 unvested retention shares issued during the 2023 fiscal year will be accelerated and vest on December 31, 2024; and (iii) 3,330 unvested retention shares issued during the 2024 fiscal year will be accelerated and vest on December 31, 2024.

The foregoing summary of the material terms of the Retirement Agreement is qualified in its entirety by the terms of the Retirement Agreement, a copy of which is filed herewith as Exhibit 10.2 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

10.1 Offer Letter delivered by SIFCO Industries, Inc. to Mr. George Scherff on June 25, 2024
10.2 Retirement Agreement and Release of Claims, dated June 24, 2024, between SIFCO Industries, Inc. and Mr. Peter Knapper

99.1 CEO Press Release dated June 28, 2024
104 Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIFCO Industries, Inc.
(Registrant)

Date: June 28, 2024
/s/ Thomas R. Kubera
Thomas R. Kubera
Chief Financial Officer
(Principal Financial Officer)